Exhibit 5.1
[Seward & Kissel LLP Letterhead]
August 25, 2006
Quintana Maritime Limited
Pandoras 13 & Kyprou Street
166 74 Glyfada
Greece

Re:	Registration Statement on Form S-3 for Quintana Maritime Limited
     Ladies and Gentlemen:
     We have acted as counsel to Quintana Maritime Limited (the “Company”) in connection with the Company’s Registration Statement on Form S-3 (File No. 333-135109) (the “Registration Statement”) as filed with the U.S. Securities and Exchange Commission (the “Commission”) on August 25, 2006, as thereafter amended or supplemented, with respect to the public offering (the “Offering”) of 8,182,232 of the Company’s Class A warrants (the “Warrants”), and 33,751,707 of the Company’s common stock, par value $0.01 per share (the “Common Stock”) including 8,182,232 shares of the Company’s common stock to be issued upon exercise of the Warrants (the “Conversion Shares”).
     We have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the prospectus of the Company (the “Prospectus”) included in the Registration Statement; and (iii) such corporate documents and records of the Company and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities to complete the execution of documents. As to various questions of fact which are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors and officers of the Company and others.

Quintana Maritime Limited
August 25, 2006

     We have further assumed for the purposes of this opinion, without investigation, that (i) all documents contemplated by the Prospectus to be executed in connection with the Offering have been duly authorized, executed and delivered by each of the parties thereto other than the Company, and (ii) the terms of the Offering comply in all respects with the terms, conditions and restrictions set forth in the Prospectus and all of the instruments, agreements and other documents relating thereto or executed in connection therewith.
     Based upon and subject to the foregoing, and having regard to such other legal considerations which we deem relevant, we are of the opinion that:
     1. Under the laws of the Republic of the Marshall Islands, the Warrants have been duly authorized and validly issued.
     2. Under the laws of the Republic of the Marshall Islands, 25,569,475 shares of the Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and when the Conversion Shares have been issued, sold and paid for as contemplated in the Prospectus, the Conversion Shares will be validly issued, fully paid and non-assessable.
     This opinion is limited to the laws of the Republic of the Marshall Islands as in effect on the date hereof.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to each reference to us and the discussions of advice provided by us under the headings “Legal Matters” in the Prospectus, without admitting we are “experts” within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder with respect to any part of the Registration Statement.
Very truly yours,
/s/ Seward & Kissel LLP